Exhibit 2.5

                        Share Purchase Agreement between
                 Unilabs Group Limited and Unilabs Holdings SA,
                              dated March 13, 1997


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                            SHARE PURCHASE AGREEMENT



                                     BETWEEN



                              UNILABS GROUP LIMITED



                                       AND



                             UNILABS HOLDINGS S. A.



                   Relating to 5% of the Shares in Unilabs SA

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                                                                  March 13, 1997


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This Share Purchase Agreement was entered into on March 13, 1997 between the following parties:

     Unilabs Group Limited, a British Virgin Islands corporation with its registered address at Road Town, Pasea Estate, P.O. Box 3149, Tortola, British Virgin Islands,

     (hereinafter referred to as "Purchaser")

                                                               on the first part

                                       and

     Unilabs Holdings SA, a Panama corporation with its principal place of business at 207-208 Neptune House, Marina Bay, Gibraltar,

     (hereinafter referred to as "UHP")

                                                              on the second part

Introduction

The Purchaser is the majority shareholder of Unilabs SA, a Swiss corporation (the "Company"), currently holding 79% of the Company's issued and outstanding share capital.

The Company intends to do an initial public offering ("IPO") by listing its shares on the Swiss Stock Exchange. For purposes of preparing the IPO, the Purchaser is prepared to buy an equity interest in the Company.

Based on the foregoing, the Parties agree as follows:

1.   Sale and Purchase of Shares

     UHP agrees to sell to the Purchaser and the Purchaser agrees to buy from UHP 800 bearer shares of the Company with a nominal value of Sfrs. 500. -- each, representing 5% of the total of the issued and outstanding share capital of the Company.

     The 800 shares to be sold to the Purchaser are hereinafter referred to as the "Shares".

2.   Purchase Price

     The purchase price for the Shares shall be Sfrs. 8'125 -- per share, representing Sfrs. 6'500'000. -- in the aggregate (the "Purchase Price"). The Purchase Price shall be payable at the Closing (as defined under Section 3.1 below) by wire transfer to the account to be designated by UHP and against delivery of the Shares.



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     In addition, in the event of an IPO before December 31st, 1998, the difference between (a) the price per share specified above and (b) the price per share on the first day of trading on the Swiss Exchange for a number of shares substantially equivalent to 800 such bearer shares will be shared equally between the Purchaser and UHP. Accordingly, in such an event the Purchaser shall pay to UHP a supplemental consideration equal to on-half of such difference.

3.   Closing

3.1  Place and Date

     The sale and purchase of the Shares shall be consummated at the offices of the Company in Geneva, or at such other place as the Parties may agree, no later than 3 days after the condition precedent set forth in Section 3.2 below has been met (the "Closing Date"). At the Closing the Purchaser shall execute by wire transfer to the account to be designated by UHP the Purchase Price against delivery of the Shares.

3.2  Condition Precedent

     The sale and purchase of the Shares contemplated herein shall be subject to the following condition being met on or before March 17, 1997:

          Board Approval: Approval of the purchase of the Shares by the board of directors of the Purchaser.

4.   Representations and Warranties of Seller

     UGL acknowledges that, in its capacity as heretofore 74% shareholder of the Company, it possesses all the necessary knowledge about the Company, and accordingly hereby waives any requirement for representations and warranties to be made by UHP in connection with the Company and its state of affairs.

     UHP hereby represents and warrants to the Purchaser, that:

          (a) As of the signing of this Agreement and at Closing, it is the sole legal and beneficial owner of the Shares, free and clear of all liens, encumbrances, options, charges and other claims arising from any privilege, pledge or security arrangement. UHP has full right and capacity to transfer and sell the Shares.

          (b) Upon delivery of the Shares, the Purchaser will receive good and valid title to the Shares, free and clear of all liens, encumbrances or other rights of third parties.

          (c) On the Closing Date, the ownership structure of the Company will be as follows:



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                                                  % of capital
                                                  ------------
                 Unilabs Group Ltd.:                 84.0%
                 EIBA:                                5.0%
                 KK Trust AG:                         5.0%
                 Banque Cantonale de Geneve.:         5.0%
                 Third Party:                         1.0%

5.   Miscellaneous

5.1  Costs and Expenses

     Each Party shall pay its own legal fees, costs, traveling expenses and other expenses in connection with this transaction.

5.2  Taxes

     Each party shall bear all taxes or other charges which become due by itself in connection with the execution or performance of this Agreement, such as securities transfer tax.

5.3  Notices

     Communications under this Agreement shall be made in writing by letter, telex or telefax and addressed as follows:

     if to the Purchaser:

     UNILABS GROUP LIMITED
     207-208 Neptune House
     Marina Bay
     Gibraltar
     Tel: +350 45 447
     Fax: +350 45 726

     if to UHP:

     207-208 Neptune House
     Marina Bay
     Gibraltar
     Tel: +350 45 447
     Fax: +350 45 726

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     with copy to:

     Mr. Bruno Adam
     Unilabs SA
     12, place Cornavin
     1201 Geneva
     Tel: +41-22-909-7777
     Fax: +41-22-909-7707

5.4  Entire Agreement

     This Agreement embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and there have been and are no agreements or warranties between the parties other than those set forth or provided for herein. This Agreement may be amended only in writing through an instrument signed by all the parties hereto.

5.5  Confidentiality

     The Parties hereto agree and undertake to keep the terms and contents of this Agreement strictly confidential and not to disclose any related information to any third party without a written consent of the other Parties, unless required to do so by law, a recognized stock exchange or pursuant to an order of a competent governmental authority of court. In such an event the Party concerned shall inform the other Parties of such disclosure.

5.6  Governing Law and Jurisdiction

     This Agreement shall be governed by Gibraltarian law. Disputes arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the ordinary courts of Gibraltar, venue being Gibraltar. The Purchaser reserves the right to take legal action against UHP at its registered offices or at any other competent place of jurisdiction.



     UNILABS GROUP LTD.                     UNILABS HOLDINGS SA



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